Exhibit 21.1
List of Company Subsidiaries
Mellanox Technologies, Inc., a California corporation, formed on March 5, 1999, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.
Mellanox Technologies TLV Ltd. (formerly known as Voltaire Ltd.), incorporated on April 9, 1997, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.
Mellanox Technologies Japan K.K. (formerly known as Voltaire Japan K.K.) incorporated on January 23, 2007, is the wholly-owned subsidiary of Mellanox Technologies, TLV Ltd.
Mellanox Technologies UK, Ltd. (formerly known as Voltaire (UK), Ltd.) incorporated on May 17, 2007, is the wholly-owned subsidiary of Mellanox Technologies, TLV Ltd.
Mellanox Technologies Distribution, Ltd., incorporated on March 3, 2011, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.
Mellanox Federal Systems, LLC, incorporated on April 25, 2012, is the wholly-owned subsidiary of Mellanox Technologies, Inc.
Beijing Mellanox Technologies Co. Ltd., incorporated on June 29, 2012, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.
Mellanox Technologies Denmark Holding ApS incorporated on June 28, 2013, is a wholly owned subsidiary of Mellanox Technologies UK Ltd.
Mellanox Technologies Denmark A/S (formerly known as IPtronics A/S), incorporated on September 30, 2003, is a wholly owned subsidiary of Mellanox Technologies Denmark Holding ApS.
Mellanox Technologies Silicon Photonics Inc. (formerly known as Kotura, Inc.), incorporated on September 29, 1994, is a wholly owned subsidiary of Mellanox Technologies, Inc.
Integrity Project Ltd., incorporated on October 12, 1999, is a wholly owned subsidiary of Mellanox Technologies TLV Ltd.